                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Ross Stores, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                ROSS STORES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 27, 1999

To the Stockholders:

Please take notice that the Annual Meeting of the Stockholders of Ross Stores, Inc., a Delaware corporation (the "company"), will be held on Thursday, May 27, 1999 at 11:00 a.m. PDT, at the company's corporate headquarters located at 8333 Central Avenue, Newark, California for the following purposes:

         1.   To elect three Class I directors for a three-year term.

         2. To approve amendments to the 1991 Outside Directors Stock Option Plan adjusting (i) the size of option grants to reflect changes in the company's capital structure, and (ii) the date of annual option grants.

         3. To ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending January 29, 2000.

         4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 9, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the principal office of the company located at 8333 Central Avenue, Newark, California.


By order of the Board of Directors,





John G. Call
Corporate Secretary
Dated:   April 29, 1999

         IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POST-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                             PRINTED ON RECYCLED PAPER

                                 [GRAPHIC OMITTED]

                                 TABLE OF CONTENTS

PROXY SOLICITATION..........................................................................   1

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................   2

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS......................................   4

COMPENSATION AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS.............................   7

         Summary Compensation Table.........................................................   7

         Option Grants in Last Fiscal Year..................................................   9

         Aggregated Option Exercises and Year-End Option Value Table........................  11

         Compensation Committee Report......................................................  12

         Stockholder Return Performance Graph...............................................  15

         Compensation of Directors..........................................................  16

         Compensation Committee Interlocks and Insider Participation........................  17

         Employment Contracts, Termination of Employment and

               Change in Control Arrangements...............................................  17

         Certain Transactions...............................................................  19

PROPOSAL 1 - ELECT CLASS I DIRECTORS........................................................  19

PROPOSAL 2 - APPROVE AMENDMENTS TO THE 1991 OUTSIDE
             DIRECTORS STOCK OPTION PLAN TO ADJUST THE
             SIZE OF GRANTS AND DATE OF ANNUAL GRANTS ......................................  20

PROPOSAL 3 - RATIFY APPOINTMENT OF INDEPENDENT
             CERTIFIED PUBLIC ACCOUNTANTS...................................................  23

PROXY SOLICITATION..........................................................................  23

TRANSACTION OF OTHER BUSINESS...............................................................  24

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING................................  24

                                PROXY STATEMENT

                        1999 ANNUAL STOCKHOLDERS MEETING

                               ROSS STORES, INC.
                              8333 CENTRAL AVENUE
                            NEWARK, CALIFORNIA 94560
                                 (510) 505-4400

                               PROXY SOLICITATION

         The accompanying Proxy is solicited by the management of Ross Stores, Inc., a Delaware corporation (the "company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 27, 1999, at 11:00 a.m. PDT, or any adjournment thereof, at which stockholders of record at the close of business on April 9, 1999, shall be entitled to vote. The meeting will be held at the company's corporate offices located at 8333 Central Avenue, Newark, California.

         The date of this Proxy Statement is April 29, 1999, the date on which this Proxy Statement and the accompanying Proxy was first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended January 30, 1999, including financial statements, is enclosed with this Proxy Statement.

         The purpose of this Proxy Statement is to provide the company's stockholders with certain information regarding the company and its management and to provide summaries of the matters to be voted upon at the Annual Meeting of Stockholders. The stockholders will be asked to (i) elect three Class I directors to serve a three-year term; (ii) approve amendment of the company's 1991 Outside Directors Stock Option Plan to adjust the size of stock option grants to reflect changes in the company's capital structure and the date of annual option grants; and (iii) ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending January 29, 2000.

         The company had outstanding, on April 2, 1999, 45,802,686 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held by him or her. The company's Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten days prior to the Annual Meeting, the company's stockholder list is available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at the company's principal place of business located at 8333 Central Avenue, Newark, California.

         Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing with the Secretary of the company an instrument revoking it, by presenting at the meeting a duly executed Proxy bearing a later date or by attending the meeting and voting in person.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table contains information as of April 2, 1999 (except for the institutional investors as noted in footnotes (2) and (3)) regarding the ownership of the common stock of the company by (i) all persons who, to the knowledge of the company, were the beneficial owners of 5% or more of the outstanding shares of common stock of the company, (ii) each director and each of the executive officers named in the Summary Compensation Table, and
(iii) all executive officers and directors of the company as a group. Common stock is the only issued and outstanding equity security of the company.

NAME OF BENEFICIAL OWNER AND                         AMOUNT AND NATURE OF                 PERCENT OF COMMON
THE DIRECTORS AND EXECUTIVE OFFICERS                 BENEFICIAL OWNERSHIP  (1)            STOCK OUTSTANDING
------------------------------------                 --------------------                 -----------------
FMR Corp.                                                        4,962,800  (2)                       10.84%
82 Devonshire Street
Boston, MA  02109

First Pacific Advisors                                           2,610,000  (3)                        5.70%
11400 W. Olympic Blvd., Suite 1200
Los Angeles, CA  90064

Michael Balmuth                                                    646,004  (4)                        1.41%

Melvin A. Wilmore                                                  155,000  (5)                            *

Norman A. Ferber                                                     1,111  (6)                            *

Lawrence M. Higby                                                    1,250  (7)                            *

Stuart G. Moldaw                                                     1,255  (8)                            *

George P. Orban                                                    380,115  (9)                            *

Philip Schlein                                                       3,111  (10)                           *

Donald H. Seiler                                                   155,531  (11)                           *

Donna L. Weaver                                                     35,111  (12)                           *

Barry S. Gluck                                                     138,555  (13)                           *

Irene A. Jamieson                                                  123,221  (14)                           *

Barbara Levy                                                       108,754  (15)                           *

All executive officers and directors as a group                  2,041,792  (16)                       4.46%
(17 persons, including the executive officers and
directors named above)

-----

*Less than 1%

(1) To the knowledge of the company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. All immediately exercisable options described in the footnotes to this table are subject to certain vesting restrictions whereby the company has the right to repurchase all unvested shares at the optionee's exercise price if the options are exercised before fully vested and the optionee's employment with the company terminates.

(2) Information is as of February 28, 1999, pursuant to a Schedule 13G filed with the Securities and Exchange Commission, a copy of which was sent to the company.

(3) Information is as of December 31, 1998, pursuant to a Schedule 13G filed with the Securities and Exchange Commission, a copy of which was sent to the company.

(4) Mr. Balmuth. Includes immediately exercisable options to purchase 360,000 shares of the company's common stock. Also includes 285,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(5) Mr. Wilmore. Includes immediately exercisable options to purchase 60,000 shares of the company's common stock. Also includes 95,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(6) Mr. Ferber. Represents options to purchase 1,111 shares of the company's common stock exercisable within 60 days of April 2, 1999.

(7) Mr. Higby. Represents options to purchase 1,250 shares of the company's common stock exercisable within 60 days of April 2, 1999.

(8) Mr. Moldaw. Represents options to purchase 1,255 shares of the company's common stock exercisable within 60 days of April 2, 1999.

(9) Mr. Orban. Includes 333,204 shares held in the name of Orban Partners and 9,800 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, a director of the company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 37,111 shares of the company's common stock exercisable within 60 days of April 2, 1999.

(10) Mr. Schlein. Represents options to purchase 3,111 shares of the company's common stock exercisable within 60 days of April 2, 1999.

(11) Mr. Seiler. Includes options to purchase 11,111 shares of the company's common stock exercisable within 60 days of April 2, 1999.

(12) Ms. Weaver. Includes options to purchase 29,111 shares of the company's common stock exercisable within 60 days of April 2, 1999.

(13) Mr. Gluck. Includes immediately exercisable options to purchase 84,038 shares of the company's common stock. Also includes 43,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(14) Ms. Jamieson. Includes immediately exercisable options to purchase 51,999 shares of the company's common stock. Also includes 43,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(15) Ms. Levy. Includes immediately exercisable options to purchase 48,333 shares of the company's common stock. Also includes 43,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

 (16) Includes 863,832 shares subject to outstanding options held by directors and executive officers which were exercisable on April 2, 1999 or within 60 days thereof. Also includes 605,500 shares of the company's common stock granted to executive officers under the company's 1988 Restricted Stock Plan, all of which remain subject to vesting.

-----

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

         The Certificate of Incorporation and the Bylaws of the company provide that the number of members of the Board of Directors of the company (the "Board") may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors is three years and the terms of office of the three classes overlap. The Board currently consists of nine members. The three Class I directors to be elected at the 1999 Annual Meeting are being elected to hold office until the 2002 Annual Meeting and until their successors shall have been elected and qualified. Proxies cannot be voted for more than three nominees.

         The following table indicates the name, age, business experience, principal occupation and term of office of each nominee and of each director of the company whose term of office as a director will continue after the Annual Meeting.

                                                  PRINCIPAL POSITION                                      DIRECTOR
                                                DURING LAST FIVE YEARS                              AGE     SINCE
                                                ----------------------                              ---     -----
NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR TERMS EXPIRING IN 2002

   Stuart G. Moldaw            Consultant to the company.  Chairman Emeritus of the company          72     1982
                               since March 1993.  From August 1982 until March 1993, Chairman of the Board and, from February 1987 until January 1988, Chief
                               Executive Officer of the company.  Until February 1990, general partner of U.S. Venture Partners. Chairman of the Board of
                               Gymboree Corporation.

   George P. Orban             Chairman of the Board and Chief Executive Officer of Egghead.com,     53     1982
                               Inc. since January 1997.  Managing partner of Orban Partners, a private investment company, since May 1984.

   Donald H. Seiler            Founder and senior partner of Seiler and Company.  Mr. Seiler is      70     1982
                               a Certified Public Accountant.  Director of Mid-Peninsula Bancorp
                               and Greater Bay Bancorp.

                                                  PRINCIPAL POSITION                                      DIRECTOR
                                                DURING LAST FIVE YEARS                              AGE     SINCE
                                                ----------------------                              ---     -----
INCUMBENT CLASS II DIRECTORS WITH TERMS EXPIRING IN 2000

  Donna L. Weaver              Chairman of Weaver, Field & London, Inc., an investor relations        55     1986
                               and corporate communications firm.  Director of Crown Vantage,
                               Inc. and Hancock Fabrics, Inc.

  Lawrence G. Higby            President and Chief Operating Officer of Apria Healthcare Group,       53     1998
                               Inc. since 1997. From 1994 to 1997, President of 76 Products
                               Company, Unocal Corporation.

  Michael Balmuth              Vice Chairman of the Board and Chief Executive Officer of the          48     1996
                               company since September 1996; from July 1993 through August 1996,
                               Executive Vice President, Merchandising; and from November 1989 through June 1993, Senior Vice President, Merchandising.


INCUMBENT CLASS III DIRECTORS WITH TERMS EXPIRING IN 2001

  Philip Schlein               Partner of U.S. Venture Partners since April 1985.  From January      64     1987
                               1974 to January 1985, Mr. Schlein was Chief Executive Officer of
                               Macy's California. Director of ReSound Corp., Burnham Pacific
                               and Quick Response Services.

  Norman A. Ferber             Consultant to the company since September 1996.  Chairman of the      50     1987
                               Board since March 1993; Chief Executive Officer of the company from March 1993 through August 1996; President and Chief
                               Executive Officer from January 1988 to March 1993;  President and
                               Chief Operating Officer from February 1987 to January 1988.
                               Prior to February 1987, Mr. Ferber was Executive Vice President,
                               Merchandising, Marketing, and Distribution of the company.

  Melvin A. Wilmore            President and Chief Operating Officer of the company since March 1993;53     1993
                               from December 1991 to March 1993, Executive Vice President and
                               Chief Operating Officer.  From October 1989 to December 1991,
                               President and Chief Operating Officer of Live Specialty Retail, a
                               division of LIVE Entertainment, Inc.  From March 1988 to June
                               1989, President and General Partner of Albert's Hosiery and
                               Bodywear.  Director of Egghead.com, Inc.

         During fiscal 1998, the Board of Directors held five meetings. No member of the Board attended fewer than 75% of the total number of Board meetings and applicable Committee meetings held during the year. The company has standing audit, compensation and nominating committees.

         AUDIT COMMITTEE. The Audit Committee consists of directors Seiler, Orban and Weaver, none of whom is an employee of the company. During fiscal 1998, the Audit Committee met three times. The functions of the Audit Committee include recommending the independent accountants to the Board; reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit; reviewing the activities of the internal auditors; reviewing the adequacy of accounting and financial controls; and reviewing the independence of the independent accountants.

         COMPENSATION COMMITTEE. The Compensation Committee consists of directors Orban and Schlein, neither of whom is an employee of the company. The committee held one meeting during fiscal 1998. The Compensation Committee is responsible for establishing and administering the policies that govern the compensation of all executive officers of the company, including the Chief Executive Officer. The Compensation Committee evaluates the performance of the executive officers and makes recommendations concerning their cash and equity compensation levels. The Committee administers the company's (i) 1992 Stock Option Plan, (ii) Employee Stock Purchase Plan, (iii) 1988 Restricted Stock Plan, and (iv) Incentive Compensation Plan and determines the performance goals under that plan. Decisions by the Compensation Committee relating to the compensation of the company's executive officers are reviewed and ratified by the full Board.

         NOMINATING COMMITTEE. The Nominating Committee consists of directors Orban, Schlein, Seiler and Weaver. The Nominating Committee is primarily responsible for evaluating the qualifications of and making recommendations concerning potential new director nominees to the company's Board. Stockholders who wish to submit names of prospective nominees for consideration by the Nominating Committee should do so in writing to the office of the Secretary of the company in accordance with the bylaws of the company. The last day for submissions for next year's meeting will be December 24, 1999. The Nominating Committee met once during fiscal 1998.

         Information concerning the executive officers of the company is set forth in the company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999.

                      COMPENSATION AND OTHER TRANSACTIONS
                          WITH OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

         The following table provides certain summary information concerning compensation paid or accrued by the company to or on behalf of the company's Chief Executive Officer and each of the four other most highly compensated executive officers of the company for the 1998, 1997 and 1996 fiscal years (the "Named Executive Officers").

----------------------------------------------------------------------------------------------------------------------------
                                                                                      LONG-TERM COMPENSATION
                               ANNUAL COMPENSATION                                            AWARDS
---------------------------------------------------------------------------------------------------------------

                                                                                                     Securities
                                                                           Other       Restricted      Under-      All Other
                                                                           Annual        Stock          lying       Compen-
Name and                                   Salary (1)    Bonus (2)      Compensation   Awards (3)      Options     sation (4)
Principal Position             Year           ($)           ($)              ($)          ($)            (#)          ($)
-----------------------------------------------------------------------------------------------------------------------------
MICHAEL BALMUTH                1998         $693,750     $650,000           $4,043    $6,037,500        335,000      $7,522
Vice Chairman of the Board &   1997         $628,667     $632,000           $2,078    $2,070,000         50,000      $8,447
Chief Executive Officer        1996         $522,750     $584,000               $0    $2,082,500         50,000      $6,993

-----------------------------------------------------------------------------------------------------------------------------

MELVIN A. WILMORE              1998         $669,250     $546,812           $2,746    $1,050,000         35,000      $4,913
President &                    1997         $623,833     $628,000           $3,970    $2,070,000         50,000      $4,925
Chief Operating Officer        1996         $537,750     $564,000           $2,198    $1,011,500         50,000      $4,688

-----------------------------------------------------------------------------------------------------------------------------

BARRY S. GLUCK                 1998         $383,875     $217,125           $1,215      $504,000         12,000      $8,931
Senior Vice President &        1997         $358,417     $318,400           $4,848      $517,500         16,000      $6,035
General Merchandising Manager  1996         $332,167     $268,400             $969      $488,250         24,000      $5,875

-----------------------------------------------------------------------------------------------------------------------------

IRENE A. JAMIESON              1998         $382,875     $216,563               $0      $672,000         12,000      $5,064
Senior Vice President &        1997         $355,750     $317,600           $2,513      $258,750         16,000      $4,913
General Merchandising Manager  1996         $309,500     $267,600           $2,397      $461,125         24,000      $4,650

-----------------------------------------------------------------------------------------------------------------------------

BARBARA LEVY                   1998         $381,875     $216,000           $2,375      $504,000         12,000      $4,864
Senior Vice President &        1997         $356,417     $316,800           $2,305      $258,750         16,000      $5,182
General Merchandising Manager  1996         $330,167     $266,800           $2,957      $447,563         24,000      $4,644

-----------------------------------------------------------------------------------------------------------------------------

(1) Includes all payments of salary and deferred compensation consisting of employee contributions to the Ross Stores, Inc. Employees' Profit Sharing Retirement Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan") and the Ross Stores, Inc. Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"), described in footnote 4 below.

(2) Includes all payments made to those executive officers listed in the above table under the company's Incentive Compensation Plan as described in the Compensation Committee Report on Executive Compensation below. The following bonuses were paid outside of the Incentive Compensation Plan: (i) Mr. Balmuth: the amount paid in 1996 includes a discretionary bonus of $58,400 which reflects his change in position; (ii) Mr. Gluck: the amount paid in 1997 includes a discretionary bonus of $30,000; (iii) Ms. Jamieson: the amount paid in 1997 includes a discretionary bonus of $30,000; and (iv) Ms. Levy: the amount paid in 1997 includes a discretionary bonus of $30,000.

(3) Under the terms of his Restricted Stock Agreement, dated March 19, 1996, Mr. Balmuth was granted 40,000 shares of common stock that vested as follows: 20,000 shares each on March 19th of 1998 and 1999. Under the terms of his Restricted Stock Agreement, dated March 20, 1997, Mr. Balmuth was granted 80,000 shares that vest as follows: 50,000 shares on March 20, 1999 and 30,000 shares on March 20, 2000. Under the terms of his Restricted Stock Agreement, dated November 19, 1998, Mr. Balmuth was granted 150,000 shares that vest as follows: 50,000 shares on October 15, 2001 and 100,000 shares on October 15, 2002. Under the terms of his Restricted Stock Agreement, dated March 20, 1997, Mr. Wilmore was granted 80,000 shares of common stock that vest as follows:
         40,000 shares each on March 20th of 1999 and 2000. Under the terms of his Restricted Stock Agreement, dated March 19, 1996, Mr. Gluck was granted 36,000 shares of common stock that vested as follows: 18,000 shares each on March 19th of 1998 and 1999. Under the terms of her Restricted Stock Agreement, dated March 19, 1996, Ms. Jamieson was granted 34,000 shares of common stock that vested as follows: 10,000 shares on March 19, 1998 and 24,000 shares on March 19, 1999. Under the terms of her Restricted Stock Agreement, dated March 19, 1996, Ms. Levy was granted 33,000 shares of common stock that vested as follows: 5,000 shares on March 19, 1998 and 28,000 shares on March 19, 1999. At January 30, 1999, unvested shares of restricted stock were held by: Mr. Balmuth, 355,000 shares with a market value of $14,022,500; Mr. Wilmore, 167,000 shares with a market value of $6,596,500; Mr. Gluck, 50,000 shares with a market value of $1,975,000; Ms. Jamieson, 50,000 shares with a market value of $1,975,000; and Ms. Levy, 50,000 shares with a market value of $1,975,000. Dividends are payable to all holders of restricted stock at the same rate as paid to all stockholders.

(4) The company's 401(k) Plan provides that eligible employees generally may contribute by authorizing a pre-tax payroll deduction of a minimum of 1% and a maximum of 15% of their base salary compensation. The Deferred Compensation Plan, in addition to the 401(k) Plan, allows eligible employees to contribute by authorizing a pre-tax payroll deduction of a percentage of their salary -- up to 100%. For every dollar that an eligible employee contributes through payroll withholding to either the 401(k) Plan or the Deferred Compensation Plan, up to a maximum of 3% of compensation for both Plans combined, the company also contributes one dollar. The employer contribution to the 401(k) Plan vests fully after the employee's third year of employment. The employer contribution to the Deferred Compensation Plan vests immediately. The amounts listed for 1998, 1997 and 1996 for Messrs. Balmuth, Wilmore and Gluck and Ms. Jamieson and Ms. Levy consist of company contributions made for the account of these executive officers under the company's 401(k) Plan and/or the Deferred Compensation Plan.

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information with respect to the Named Executive Officers concerning the grant of stock options under the company's 1992 Stock Option Plan during fiscal 1998. There are no provisions under the terms of this Plan for the granting of Stock Appreciation Rights (SARs).

------------------------------------------------------------------------------------------------------------------------------

                                                   Individual Grants
                                   ---------------------------------------------------
                                                 % of Total
                                    Number of      Options                                       Potential Realizable
                                    Securities   Granted to   Exercise                         Value at Assumed Annual
                                    Underlying    Employees    or Base                    Rates of Stock Price Appreciation
                                     Options      in Fiscal     Price     Expiration             for Option Term (4)
                                     Granted        Year        ($/Sh)       Date
Name and                                                                                 ---------------------------------------
Principal Position                     (1)           (2)         (1)          (3)        0%           5%              10%
------------------------------------------------------------------------------------------------------------------------------
MICHAEL BALMUTH                       35,000        3.17%       $42.00      3/19/08      $0           $924,475       $2,342,801
Vice Chairman of the Board &         300,000       27.19%       $33.25     11/19/08      $0         $6,273,224      $15,897,581
Chief Executive Officer


MELVIN A. WILMORE                     35,000        3.17%       $42.00      3/19/08      $0           $924,475       $2,342,801
President &
Chief Operating Officer


BARRY S. GLUCK                        12,000        1.09%       $42.00      3/19/08      $0           $316,963         $803,246
Senior Vice President & General
Merchandising Manager

IRENE A. JAMIESON                     12,000        1.09%       $42.00      3/19/08      $0           $316,963         $803,246
Senior Vice President & General
Merchandising Manager

BARBARA LEVY                          12,000        1.09%       $42.00      3/19/08      $0           $316,963         $803,246
Senior Vice President & General
Merchandising Manager

------------------------------------------------------------------------------------------------------------------------------

(1) All options listed in the above table were granted on March 19, 1998, except the grant of 300,000 shares to Mr. Balmuth, which was awarded on November 19, 1998. All options were granted with an exercise price equal to the fair market value of the company's common stock as determined by the closing price on the date of grant. The stock option grants made in fiscal 1998 to those executive officers listed in the table vest monthly in increments that increase annually over a three year period from the date of grant, except the grant of 300,000 shares to Mr. Balmuth, which vests monthly over a four-year period from the date of grant. The Board of Directors has the ability to change the terms of outstanding options. See "Employment Contracts, Termination of Employment and Change in Control Arrangements".

(2) A total of 1,103,145 shares were granted in the form of non-qualified stock options during fiscal 1998 to all participants in the 1992 Stock Option Plan. No incentive stock options were granted during 1998.

(3) All non-qualified stock option grants made under the 1992 Stock Option Plan have a term of ten years from the date of grant.

(4) The dollar amounts under these columns are the result of calculations at 0% and at the assumed 5% and 10% rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the company's stock price. The company did not use an alternative formula for a grant date valuation, as the company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurably. A zero percent gain in stock price will result in zero dollars gain for the optionee.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

         The following table provides information with respect to the Named Executive Officers concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of last fiscal year.

------------------------------------------------------------------------------------------------------------------------------

                                          Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
                                   -------------------------------------------------------------------------------------------
                                                                                 Number of
                                                                                Securities
                                                                                Underlying
                                                                                Unexercised    Value of Unexercised
                                                                                Options at         In-the-Money
                                                                                  Fiscal            Options at
                                                                                 Year-End        Fiscal Year-End
                                       Number of                                    (#)                ($)
 Name and                           Shares Acquired                            Exercisable/        Exercisable/
 Principal Position                   on Exercise       Value Realized (1)     Unexercisable    Unexercisable (3)
                                                                                    (2)
------------------------------------------------------------------------------------------------------------------------------
 MICHAEL BALMUTH                           35,972             $887,866           373,889/0         $2,456,168/0
 Vice Chairman of the Board &
 Chief Executive Officer

 MELVIN A. WILMORE                         43,889           $1,035,609            66,945/0           $486,556/0
 President &
 Chief Operating Officer

 BARRY S. GLUCK                            10,000             $259,375            75,038/0         $1,760,894/0
 Senior Vice President & General
 Merchandising Manager

 IRENE A. JAMIESON                         27,503             $906,551            39,999/0           $529,236/0
 Senior Vice President & General
 Merchandising Manager

 BARBARA LEVY                               8,335             $246,293            36,333/0           $442,349/0
 Senior Vice President & General
 Merchandising Manager

------------------------------------------------------------------------------------------------------------------------------

(1) The value realized on exercise of the stock option is the difference between the exercise price of the shares exercised and the fair market value of the shares on the date of exercise.

(2) All options granted under the terms of the company's 1992 Stock Option Plan are exercisable in full as of the date of grant, but any shares acquired are subject to certain vesting restrictions. Under the terms of the stock option agreements, the company has the right to repurchase all unvested shares at the optionee's exercise price upon termination of the optionee's employment with the company. A portion of the exercisable shares shown in the table above are unvested and subject to the right of repurchase by the company if exercised before fully vested.

(3) The value of unexercised in-the-money options at the end of the fiscal year is calculated by multiplying the number of exercisable in-the-money shares by the difference between the closing price ($39.50) of Ross Stores, Inc.'s common stock on January 29, 1999 (the last trading date of the fiscal year), as reported on the Nasdaq National Market and the exercise price per share of the shares. A portion of the shares subject to these options are unvested and subject to repurchase provisions as described in footnote (2) above.

                BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee"), which consists of two independent outside directors, establishes and administers the policies that govern the compensation of all executive officers of the company. The Committee considers the performance of the executive officers and makes recommendations concerning their compensation levels. All decisions by the Committee relating to the compensation of the company's executive officers are reviewed and approved by the full Board of Directors. The Board of Directors did not revise or make any modifications to the Committee's recommendations concerning executive officer compensation during the last fiscal year.

COMPENSATION PHILOSOPHY

         The company's compensation policies aim to align the financial interests of the company's management with those of its stockholders. The company's executive compensation philosophy seeks also to integrate executive pay with the long-term strategic objectives of the company, recognize individual initiative and achievements and assist the company in attracting, motivating and retaining a group of high-performing executives.

         Compensation for the company's executive officers, including the Named Executive Officers, consists of the following elements: base salary, annual incentive bonus, restricted stock granted under the 1988 Restricted Stock Plan ("Restricted Stock Plan"), stock options granted under the 1992 Stock Option Plan ("Option Plan") and other benefits typically offered to corporate executives. A majority of the total potential compensation for the company's executive officers is in the form of annual incentive bonuses and stock plan awards that may vary according to the company's achievement of its strategic objectives in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee. The Committee believes that the components of the total compensation program for executives outlined in this report work together to enable the company to attract, motivate and retain the executive talent necessary to successfully execute the company's strategies over the long term in a challenging environment for apparel retailers.

SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986

         It is the Committee's policy to seek to qualify executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986 to the extent consistent with the company's overall objectives in attracting, motivating and retaining its executives. The Committee has reviewed the company's executive compensation structure in light of the current tax law. The Committee believes that compensation resulting from grants made under the Option Plan will be fully deductible when an option is exercised. The Committee also believes that payments under the Incentive Compensation Plan will be fully deductible. Grants under the company's Restricted Stock Plan do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the vesting of restricted stock, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year. The Committee has concluded that amending the Restricted Stock Plan to comply with the requirements for performance-based compensation under Section 162(m) would weaken the company's efforts to recruit and retain key executives over the long term.

EXECUTIVE OFFICERS' 1998 COMPENSATION

         SALARY. Base salaries for executive officers are initially determined by competitive requirements to recruit the executive. Salaries are then reviewed annually with recommended adjustments made based upon the individual performance of each executive officer and his/her relative contribution in achieving the company's strategic goals. During 1998, the average merit increase in base salaries for all executive officers as a group was 4.6%.

         ANNUAL INCENTIVE BONUS. The company's Incentive Compensation Plan was adopted by the Board of Directors effective May 1987, was approved by the company's stockholders and is designed to allow management to share in the company's success based on the company's attainment of varying levels of pre-tax earnings. At the commencement of each fiscal year, the Committee determines the incentive awards payable at varying levels of pre-tax earnings achieved by the company. Such awards are expressed as a percentage of year-end base salary and are payable in the form of cash bonuses after fiscal year-end pursuant to this formula. Potential awards now range from 0% to 100% of executive officers' base salaries, based on the actual level of pre-tax earnings achieved each year relative to the targeted goal, as well as the position of the executive officer.

         The Incentive Compensation Plan for 1998 provided for awards to executive officers that, at the targeted pre-tax earnings goal, ranged from 40% to 65% of base salary. During fiscal 1998, the company exceeded its targeted pre-tax earnings goal. Total payments made under the Plan for fiscal 1998 to all executive officers as a group represented approximately 64% of their total salaries as a group. Actual awards over the last three fiscal years have ranged from 50% to 100% of executive officers' base salaries.

         STOCK AWARD PROGRAMS. In fiscal year 1998, the company's executive officers were eligible for stock awards under the Restricted Stock Plan and the Option Plan. The Restricted Stock Plan and the Option Plan were established with two important objectives: (i) to align the financial interests of the company's stockholders and the executive officers by providing incentives that focus management's attention on the successful long-term strategic management of the business and appreciation in stockholder value; and (ii) to recruit, motivate and retain a high-performing group of senior and middle managers.

         The Committee makes recommendations to the Board of Directors concerning the granting of awards to executive officers from both the Restricted Stock Plan and the Option Plan. The levels of stock awards granted to executive officers under the Option Plan are based on the following factors: the executive officer's position, past and expected future contributions to the achievement of the company's strategic objectives, existing stock ownership position and the level of previous stock awards. Each member of the Committee individually weighs the above factors and then the Committee reaches a consensus as to what the awards should be. The levels of stock awards granted to executive officers under the Restricted Stock Plan are determined primarily by the retentive value of the grant necessary to retain key executives over the long term and to protect the company against outside offers of employment to key individuals, as well as the factors listed for stock option awards. The officers must satisfy vesting requirements in order to retain their stock.

         All stock option awards are granted with an exercise price that is the fair market value of the company's common stock on the date of grant. These awards provide value to the executive officers only when and to the extent that the value of the company's common stock appreciates over the value on the date of grant. All awards made in fiscal 1998 to executive officers under the Option Plan have a term of ten years and vest monthly in progressively increasing annual increments over a three-year period except a November 19, 1998 grant of 300,000 options to Mr. Balmuth, which vests monthly over a four-year period from the date of grant. Unless otherwise specified in the stock option agreement, all options are immediately exercisable, subject to the company's right to repurchase unvested shares at the optionee's exercise price.

CHIEF EXECUTIVE OFFICER'S 1998 COMPENSATION

         A majority of the total potential compensation for Michael Balmuth, the company's Chief Executive Officer is in the form of an annual incentive bonus and stock plan awards that may vary in value according to the company's achievement of its strategic objectives, in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee, which are discussed below. Mr. Balmuth's 1998 incentive bonus and stock award compensation were earned under the same plans made available to all executive officers, as discussed above.

         SALARY. Mr. Balmuth's base salary is established by the terms of his employment agreement entered into with the company on February 1, 1995, as amended, which extends through February 3, 2003, unless earlier extended, renegotiated or terminated by the parties. Prior to November 1998, it provided for an annual salary of not less than $575,000. In November 1998, the Board of Directors approved an increase to $800,000. Mr. Balmuth's 1998 annual base salary of $800,000 represented an increase of 26.6% over his 1997 base salary of $632,000. (See "Employment Contracts, Termination of Employment and Change In Control Arrangements" for further discussion of Mr. Balmuth's employment agreement.)

         BONUS. The annual incentive bonus portion of Mr. Balmuth's compensation was based on the company's achievement of targeted pre-tax earnings, as established by the Committee. During fiscal 1998, the company exceeded its targeted pre-tax earnings goal. Mr. Balmuth received a bonus of $650,000 for 1998, which equaled 81.3% of his base salary at year-end.

         STOCK AWARDS. Mr. Balmuth received awards totaling 175,000 shares of restricted stock during 1998: 25,000 shares in March and 150,000 shares in November. During 1998, Mr. Balmuth received options under the Option Plan for 335,000 shares of common stock; 35,000 in March, with an exercise price of $42.00 and 300,000 in November, with an exercise price of $33.25, the closing price on the date of grant. The 35,000 shares vest monthly in progressively increasing annual increments over a period of three years, and the 300,000 shares vest monthly over a period of four years. The equity grants made to Mr. Balmuth were based primarily on the equity value deemed necessary, in the Committee's and Board of Directors' judgment, to ensure retention of Mr. Balmuth over the vesting period of these shares. Secondary considerations, all relatively equal in weight, in determining the size of his 1998 equity grants, were his past and expected future contributions to the achievement of the company's strategic objectives and his existing stock ownership position.


                 SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
                          COMPANY'S BOARD OF DIRECTORS

                  GEORGE P. ORBAN, CHAIRMAN AND PHILIP SCHLEIN

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total stockholder returns for the company's common stock over the last five years with the Standard & Poors 500 Index and the Standard & Poors Retail Composite Index. The comparison graph assumes that the value of the investment in Ross Stores, Inc. common stock and the comparative indices was $100 on January 31, 1994 and measures the performance of this investment as of the last trading day in the month of January for each of the following five years. These measurement dates are based on the historical month-end data available and may vary slightly from the company's actual fiscal year end date for each period. Data with respect to returns for the Standard & Poors indices is not readily available for periods shorter than one month. The total return assumes the reinvestment of dividends. The Company began paying dividends during 1994. The graph is an historical representation of past performance only and is not necessarily indicative of future returns to stockholders.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG ROSS STORES, INC., S&P 500 AND S&P RETAIL COMPOSITE INDEX





                               [GRAPHIC OMITTED]



                                          1994        1995       1996         1997         1998        1999
ROSS STORES                                100          82        156          322          514         628
S&P 500                                    100         101        139          176          224         296
S&P RETAIL COMPOSITE                       100          93        100          119          177         290

                            COMPENSATION OF DIRECTORS

         During fiscal 1998, directors who were not employees of the company ("non-employee directors") received an annual retainer fee of $28,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $500 for attendance at each meeting of a committee of the Board. For fiscal 1999, non-employee directors will receive an annual retainer of $29,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $500 for attendance at each Board committee meeting. If more than one committee meeting is held on the same day, each committee member receives payment for only one committee meeting. Travel expenses are reimbursed. During the term of his consultant agreement, Mr. Ferber has waived his right to the non-employee director's fees. (See below for a discussion of Mr. Ferber's agreement.)

         Non-employee directors are eligible to receive stock options granted automatically under the terms of the company's 1991 Outside Directors Stock Option Plan (the "Directors Plan"), which provides for an initial option grant of 5,000 shares to newly-elected directors and for an annual option grant of 1,000 shares to each incumbent director. Mr. Ferber waived his right to receive the initial grant of 5,000 shares but remains eligible to receive the 1,000 shares granted annually. During fiscal 1998, each of Messrs. Ferber, Moldaw, Orban, Schlein and Seiler and Ms. Weaver was granted an option to purchase 1,000 shares of common stock under the Directors Plan on March 18, 1998, with an exercise price of $42.125, which was the closing price of the company's common stock as reported on the Nasdaq National Market on that date. Mr. Higby, who was elected to the Board as of September 1, 1998, was granted an option to purchase 5,000 shares, at an exercise price of $36.12, the closing price of the common stock on the Nasdaq National Market on September 1, 1998. In 1997, because of an administrative error, each incumbent director received an option grant of 2,000 shares, instead of 1,000 shares as provided by the Directors Plan. The 1997 grants were amended in 1998 to correct this error.

         STUART G. MOLDAW. In addition to compensation received as a non-employee Board member, Stuart G. Moldaw, Chairman Emeritus, receives administrative support and an annual fee of $80,000 for his services as consultant to the company. The company also pays the annual premiums of $128,560 on a split dollar life insurance policy, with a face value of $3.5 million. In the most recent fiscal year, $8,982 of the premium was reported as taxable compensation to Mr. Moldaw and approximately $119,578 of the premium was added to the amount refundable to the company upon death or cancellation of the policy. The company also pays the premiums on the executive medical insurance for Mr. Moldaw and his spouse. (See also "Certain Transactions.")

         NORMAN A. FERBER. In addition to compensation received as a non-employee Board member, Mr. Ferber receives certain compensation and benefits as a consultant to the company pursuant to an agreement with the company entered into on June 1, 1995 and most recently amended on December 16, 1998. The agreement extends through January 31, 2000 ("Consultancy Termination Date").

         While he serves as a consultant to the company, Mr. Ferber shall be paid a consulting fee of $83,333.33 per month. Additionally, the company, or its successor, will continue Mr. Ferber's benefit program including insurance payments and health care coverage under the company's benefit plans, at no cost to Mr. Ferber, until his death. The agreement also provides that if, as a result of Mr. Ferber's status as a consultant to the company, he is (i) subject to an increased tax liability or (ii) ineligible to participate in any of the company's employee benefit plans, the consulting fees shall be increased so that his tax liability is the same as when he was an employee and to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him.

         In the event (i) Mr. Ferber's consultancy involuntarily terminates due to disability; (ii) the company terminates his consultancy without cause and, in certain instances, for cause; or (iii) he resigns for good reason, Mr. Ferber would be entitled to continued payment of his then current consultant fee through the Consultancy Termination Date or any extension thereof, and all stock options held by Mr. Ferber would become fully vested. In the event there is a change in control of the company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Consultancy Termination Date or any extension thereof and all stock options held by Mr. Ferber would become fully vested. In the event that Mr. Ferber provides consulting services in connection with a change in control, he shall receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof.
Further, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Orban and Mr. Schlein served on the Compensation Committee of the Board of Directors for the past fiscal year. Mr. Orban is the Chairman of the Compensation Committee and in January 1997 became Chief Executive Officer of Egghead.com, Inc., in addition to being the Chairman of its Board of Directors. Melvin A. Wilmore also serves on the Board of Directors of Egghead.com, Inc.

    EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
                                ARRANGEMENTS

         MICHAEL BALMUTH. The company and Michael Balmuth, Vice Chairman of the Board and Chief Executive Officer, entered into an employment agreement as of February 1, 1995, which was most recently amended and restated effective February 3, 1999, with a term that currently runs through February 3, 2003. Upon notice from Mr. Balmuth at specified times, the Board will consider extending the term of the employment agreement for successive two-year periods. The employment agreement provides that Mr. Balmuth will receive an annual salary of not less than $800,000. In the event (i) Mr. Balmuth's employment involuntarily terminates due to disability; (ii) the company terminates his employment without cause; or (iii) he resigns for good reason, Mr. Balmuth would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by Mr. Balmuth would become fully vested; and he would be entitled to certain restricted stock shares which will be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant. In the event Mr. Balmuth resigns voluntarily or his employment is terminated for cause, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date; vesting of stock options would cease as of the termination date; and any unvested restricted stock would be automatically reacquired by the company.

         In the event there is a change in control of the company, the term of the employment agreement shall continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. Mr. Balmuth would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Balmuth would receive $1,500,000 per year payable with his salary for two years after the effective date of the change in control ("Remaining Term"). Further, all restricted stock held by Mr. Balmuth would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. Additionally, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

         MELVIN A. WILMORE. The company and Melvin A. Wilmore, President and Chief Operating Officer, entered into an employment agreement as of March 15, 1994, which was most recently amended on June 29, 1998, with a term that runs through the earlier of January 28, 2000 or the date that is 60 days after the date that Mr. Wilmore's successor commences employment with the company (the "Resignation Date").

The employment agreement provides that Mr. Wilmore will receive an annual salary of not less than $645,000 through February 1, 1999, and $680,000 effective March 1, 1999. Upon the Resignation Date, all stock options and restricted stock held by Mr. Wilmore will immediately vest. The agreement also provides for salary continuation after the Resignation Date until February 1, 2001, and for the payment of a lump sum on February 1, 2001 equivalent to the highest annual bonus Mr. Wilmore received for fiscal 1998 or fiscal 1999. In addition, Mr. Wilmore will be entitled to the continuation of employee benefits at no cost to him until the earlier of his death or his 65th birthday. In the event (i) Mr. Wilmore's employment involuntarily terminates due to disability; (ii) the company terminates his employment without cause and, in certain instances, for cause; or (iii) he resigns for good reason, Mr. Wilmore would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement, and all stock options held by Mr. Wilmore would become fully vested and he would be entitled to certain restricted stock shares which will be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant.

         In the event there is a change in control of the company, the term of the employment agreement shall continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. Mr. Wilmore would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Wilmore would receive $1,500,000 per year payable with his salary for two years after the effective date of the change in control ("Remaining Term"). Further, all restricted stock held by Mr. Wilmore would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. Additionally, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

         BARRY S. GLUCK, IRENE A. JAMIESON AND BARBARA LEVY. The company entered into employment agreements with its Senior Vice Presidents and General Merchandising Managers--Barry S. Gluck, Irene A. Jamieson and Barbara Levy--on March 1, 1996 which were amended on September 1, 1996 and March 1, 1998. The terms are the same for each employment agreement, unless otherwise noted. Each employment agreement extends through March 1, 2002. Upon notice from the officer, at specified times, the Board will consider extending the term of the agreement for successive three-year periods. The agreements with Mr. Gluck and Ms. Levy provide that each will receive an annual salary of not less than $330,000. The agreement with Ms. Jamieson provides that she will receive an annual salary of not less than $310,000. In the event (i) the officer's employment involuntarily terminates due to disability; (ii) the company terminates his or her employment without cause and, in certain instances, for cause; or (iii) he or she resigns for good reason, the officer would be entitled to continued payment of his or her then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by the officer would become fully vested; and he or she would be entitled to certain restricted stock shares which are pro rata vested as of the date of his or her termination over the original vesting period beginning on the date of grant.

         In the event there is a change in control of the company, the term of the each officer's employment agreement shall continue until the later of
(a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. The officer would be entitled to continued payment of his or her then current salary and annual bonus. In addition to these payments, the officer would receive $750,000 per year payable with his or her salary for two years after the effective date of the change in control ("Remaining Term"). Further, all restricted stock held by the officer would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. Additionally, he or she would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

         PARTICIPANTS IN THE RESTRICTED STOCK PLAN AND OPTION PLAN. Under the terms of the individual agreements for each participant in the company's Restricted Stock Plan and Option Plan, each employee, including executive officers, is entitled only to those shares vested as of the date of termination. However, the company's Board of Directors generally has the discretion to accelerate vesting or change other terms of an outstanding agreement. In the event of certain merger or acquisition transactions which result in a change in control of the company, any unvested shares of restricted stock automatically become vested shares and the company's Board of Directors must either accelerate vesting of all outstanding stock options or arrange for the options to be assumed by the acquiring or successor corporation.


                              CERTAIN TRANSACTIONS

         On February 5, 1993, the company made a relocation loan of $300,000 to Mr. Wilmore at an annual interest rate of 0%. The loan, which is secured by a deed of trust on his home, was originally due on February 5, 1996. However, on January 25, 1996, the Board approved an extension of the loan for another three years with interest at the rate of 5.5%, payable on March 31 of each year. On March 17, 1999, the Board approved a further extension such that the loan is due on the earlier of January 28, 2000 or 60 days after Mr. Wilmore's successor begins employment with the company. The amount of principal outstanding on March 31, 1999 was $300,000.

         The company leases one store in Roseville, California from entities affiliated with Stuart G. Moldaw, a current director. The Roseville, California store is leased from a partnership in which trusts established by a former director of the company and Stuart G. Moldaw are partners. Donald H. Seiler, also a director, is a trustee of these trusts. In fiscal 1998, the company paid $262,500 in rent. Mr. Moldaw's and his trusts' interests in the partnership total 40.4%. The company believes that the general terms and conditions of the lease, including the rental payments by the company, are on prevailing market terms.


                                   PROPOSAL 1

                             ELECT CLASS I DIRECTORS

         If elected, each nominee will hold office for a three-year term or until his successor is elected and qualified unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).


VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The plurality of the votes cast by the shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors.

===============================================================================
 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE THREE NOMINEES LISTED UNDER "INFORMATION REGARDING NOMINEES AND INCUMBENT
                             DIRECTORS."

===============================================================================

                                   PROPOSAL 2

  APPROVE AMENDMENTS TO THE 1991 OUTSIDE DIRECTORS STOCK OPTION PLAN ADJUSTING
           THE SIZE OF STOCK OPTION GRANTS AND DATE OF ANNUAL GRANTS

PROPOSED ACTION

         The stockholders are being asked to approve amendments to the 1991 Outside Directors Stock Option Plan (the "Directors Plan") that would (i) increase the size of future automatic option grants to reflect the two-for-one split in the company's stock that occurred in 1997; (ii) provide that if the company's capital structure were to change in the future, as a result of stock dividends, stock splits, or similar events, the size of option grants would adjust automatically to reflect the change; and (iii) change the date of each director's automatic option grant from that director's individual anniversary date under the Directors Plan to the date of the annual meeting of stockholders, commencing with this 1999 Annual Meeting. The Board has approved these amendments, subject to stockholder approval.

DESCRIPTION OF THE PROPOSAL

         The Directors Plan provides for automatic, non-discretionary awards of stock options to non-employee directors. Each non-employee director receives a grant of 5,000 shares upon election to the Board, and each incumbent non-employee director receives a grant of 1,000 shares each year on the director's anniversary date. The Directors Plan is part of the company's strategic compensation philosophy and is intended to attract and retain highly qualified Board members and to align their interests with those of the stockholders.

         The Directors Plan currently does not include a provision for automatic adjustments in the size of initial and annual stock option grants in the event of a change in the capital structure of the company. In 1997, the company's stock split two-for-one. The Board has determined, subject to stockholder approval, that future grants under the Directors Plan should be adjusted to reflect this change in the company's capitalization. Consequently, the Board has approved amendments to the Directors Plan to increase initial option awards to 10,000 shares and annual option awards to 2,000 shares. The plan amendments also provide that if there are future changes in the company's capital structure, the size of subsequent stock option grants to non-employee directors would automatically adjust to reflect those changes. Finally, to simplify administration of the Directors Plan, the Board has amended the timing of annual option awards. Currently, each non-employee director receives an annual option award on that director's individual anniversary date under the Directors Plan. In the case of non-employee directors holding office at the time the Directors Plan was originally adopted, the anniversary date is deemed to be the date of plan adoption. As amended, the Plan provides for the automatic grant of an annual option award on the date of each annual meeting of stockholders, commencing with this 1999 Annual Meeting, to each non-employee director who has held office since at least the preceding December 1. The Board is now seeking stockholder approval of these amendments.

         The primary impacts of these amendments are to maintain the same relative size and value of option grants under the Directors Plan for non-employee directors when compared to the size and value of option grants prior to the two-for-one split in Ross' common stock in 1997 and to provide for similar automatic adjustments in the size of option grants upon the occurrence of future changes in the company's capital structure. An additional effect of these amendments would be to grant options for 2,000 of the aggregate of 3,000 additional shares for which incumbent non-employee directors would have received annual option awards in 1997, 1998 and 1999 had the proposed automatic adjustment under the Directors Plan for changes in the company's capital structure been in effect throughout the period since the March 5, 1997 stock split.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         Approval of the amendments to the Directors Plan requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, but will not be counted as having been voted on this proposal.

===============================================================================
 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS TO THE DIRECTORS PLAN TO ADJUST THE SIZE OF OPTION GRANTS TO REFLECT CHANGES IN THE CAPITAL STRUCTURE OF THE COMPANY.

===============================================================================


DESCRIPTION OF THE DIRECTORS PLAN

         The following is a summary of the principal provisions of the Directors Plan, but it is not intended to be a complete description of all of the terms and provisions of the Plan. A copy of the Directors Plan will be furnished to any stockholder upon written request to the Corporate Secretary of the Company at the corporate offices of the Company in Newark, California.

         PURPOSE. The Directors Plan provides for the automatic grant of stock options to non-employee directors. The purposes of the Directors Plan are to promote the Company's long-term growth and financial success by attracting, motivating and retaining non-employee directors of outstanding ability, and to foster a greater identity of interest between the Company's non-employee directors and stockholders.

         ELIGIBILITY. Only directors who are not employees of the Company or any of its subsidiaries may participate in the Plan. All members of the Board except Mr. Balmuth, the Chief Executive Officer, and Mr. Wilmore, the President and Chief Operating Officer, are currently eligible to participate in the Directors Plan.

         SHARES AVAILABLE FOR ISSUANCE. A total of 350,000 shares of common stock have been reserved for issuance under the Directors Plan. As of the date hereof, 125,000 shares remain available for issuance under the Directors Plan. If an option lapses, expires or is otherwise terminated without the issuance of shares, or if shares issued subject to repurchase are repurchased, the shares underlying the lapsed, expired or terminated option or the repurchased shares will not reduce the aggregate number of shares available for issuance under the Plan. The number and class of shares available for issuance under the Directors Plan and subject to outstanding options, as well as the exercise price of outstanding options, will be adjusted if there is a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the Company's capitalization. Shares of common stock issued under the Directors Plan are authorized and unissued shares.

         GRANTS OF STOCK OPTIONS--CURRENT TERMS. The Directors Plan currently provides for an automatic annual option grant for 1,000 shares to each non-employee director, and an initial option grant for 5,000 shares to each non-employee director upon his or her election to the Board. In addition, when the plan was adopted each non-employee director who was an incumbent as of the adoption date also received an option for 5,000 shares (except Mr. Ferber, who waived his right to receive this initial grant) and an option for the number of shares calculated by multiplying the director's number of full years of past service on the Board by 1000. The exercise price of each option is the closing sale price for the common stock as quoted on the Nasdaq National Market on the date of grant. Subject to a director's continued service, options granted under the Directors Plan vest and become exercisable for one-sixth of the shares at the end of six months following the date of grant and for the remaining shares in 30 substantially equal monthly installments. Upon a change in control of the Company, all unvested options held by non-employee directors will become fully vested and exercisable. Any options not exercised as of the date of change of control will automatically terminate.

         GRANTS OF STOCK OPTIONS--PROPOSED NEW TERMS. The amendments on which the stockholders are being asked to vote would amend the current provisions of the plan in the following respects: (1) the initial grant to a new non-employee director would increase from 5,000 shares to 10,000 shares; (2) the annual grant to each non-employee director would increase from 1,000 shares to 2,000 shares and would occur automatically on the date of each annual meeting of stockholders, commencing with this 1999 Annual Meeting; and
(3) in the event of a change in the company's capital structure, such as a stock split, stock dividend, or merger, the size of initial grants and annual grants would adjust to reflect the change in capitalization.

         TERM OF OPTIONS. Options granted under the Directors Plan expire 10 years following the date of grant, unless earlier terminated under the circumstances described below.

         TERMINATIONS OF SERVICE. In general, if a non-employee director ceases to be a member of the Board, the director's options will remain exercisable by the director for a period of three months, to the extent vested at the time of termination of service. If a non-employee director's service on the Board terminates because of the director's death or disability, the director's vested options will remain outstanding and exercisable through the twelfth month after the director's service on the Board terminated.

         ADMINISTRATION. The Board or a committee appointed by it administers the Directors Plan. If a committee is appointed, it has all the powers of the Board with respect to the Directors Plan.

         AMENDMENT AND TERMINATION. The Board has authority to amend or terminate the Directors Plan at any time. However, the Board may not, without stockholder approval, increase the number of shares available for issuance, or make any material changes in the class of persons eligible to receive options, or in the amount, timing or exercise price formula of options granted under the Directors Plan.

         STOCK PRICE. On April 9, 1999, the closing price of the common stock as quoted on the Nasdaq National Market was $44.375.

         FEDERAL INCOME TAX CONSEQUENCES. The federal income tax consequences of issuing and exercising stock options under the Directors Plan may be summarized as follows. The grant of a stock option has no immediate federal income tax effect. When the director exercises the option, the director will recognize ordinary income and generally the Company will receive a tax deduction, in each case measured by the difference between the exercise price and the fair market value on the date of exercise of the shares acquired. When the director sells common stock obtained from exercising a stock option, any gain or loss, measured by the difference between the sale price and the fair market value on the date of exercise, will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held).

         AMENDED PLAN BENEFITS AND ADDITIONAL INFORMATION. The following table shows the benefits that will be received during the fiscal year ending January 29, 2000 under the Directors Plan by all current directors who are not executive officers as a group provided that all such persons remain non-employee directors and that the foregoing proposal is adopted by the stockholders. None of the other groups or individuals for whom disclosure would otherwise be required are eligible to participate in the Directors Plan. Benefits under the Directors Plan depend on a number of factors, including the fair market value of the company's common stock on future dates and the exercise decisions made by the directors. Consequently it is not possible to determine the dollar value of benefits that might be received by persons granted options under the Directors Plan.

               AMENDED PLAN BENEFITS TABLE FOR APPROVAL OF THE
          AMENDMENTS TO THE 1991 OUTSIDE DIRECTORS STOCK OPTION PLAN

      ----------------------------------------------------------------------------------------------------------
                                                                      1991 OUTSIDE DIRECTORS STOCK OPTION PLAN
      ----------------------------------------------------------------------------------------------------------
                            NAME AND POSITION                                     NUMBER OF SHARES
      ----------------------------------------------------------------------------------------------------------
      All Non-Executive Directors as a group (7 persons)                               20,000

      ----------------------------------------------------------------------------------------------------------

         During fiscal year 1998, the nominees for election as a director of the company each received options under the Directors Plan for 1,000 shares, and all current directors who are not executive officers as a group received, in the aggregate, options under the Directors Plan for 11,000 shares.


                                   PROPOSAL 3

         RATIFY APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors, upon the recommendation of the company's Audit Committee, has appointed Deloitte & Touche LLP as the independent certified public accountants for the company for the fiscal year ending January 29, 2000. Deloitte & Touche LLP, or its predecessor Touche Ross & Co., has acted in such capacity since 1982. It is anticipated that a representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum is present, but will not be counted as having been voted on this proposal.

===============================================================================
 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
    THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL
                     YEAR ENDING JANUARY 29, 2000.

================================================================================


                               PROXY SOLICITATION

         The cost of solicitation of proxies will be borne by the company. The company has retained Financial Relations Board to assist in soliciting proxies by mail, telephone and personal interview for a fee of approximately $10,000 plus expenses. Management may use the services of its directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.


                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the company (1) must be received by the company at its offices at 8333 Central Avenue, Newark, California 94560 no later than December 24, 1999 and (2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the company's Proxy Statement for that meeting.



                                            By Order of the Board of Directors,





                                            John G. Call
                                            Corporate Secretary



Dated:  April 29, 1999

-------------------------------------------------------------------------------


PROXY

                                ROSS STORES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael Balmuth and Melvin A. Wilmore, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc., to be held on May 27, 1999 at 11:00 a.m. PDT, at the company's corporate offices, 8333 Central Avenue, Newark, California, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

     WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH NOMINEES AND PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND
                 RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                   YOUR VOTE IS IMPORTANT TO THE COMPANY


-------------------------------------------------------------------------------
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

-------------------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

                                                        Please mark
                                                        your votes as  /X/
                                                        indicated in
                                                        this example


                                               FOR                WITHHOLD
                                       all nominees listed        AUTHORITY
                                        (except as marked      to vote for all
                                         to the contrary)      nominees listed
                                              / /                    / /
Proposal 1.  To elect three Class I
Directors for a three-year term as
proposed in the accompanying Proxy Statement.

Stuart G. Moldaw     George P. Orban    Donald H. Seiler

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

________________________________________


                                                    FOR    AGAINST    ABSTAIN
                                                    / /      / /        / /
Proposal 2. To approve amendments to the 1991 Outside Directors Stock Option Plan adjusting (i) the size of option grants to reflect changes in the company's capital structure, and (ii) the date of annual option grants.

                                                    FOR    AGAINST    ABSTAIN
                                                    / /      / /        / /
Proposal 3. To ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending January 29, 2000.

Proposal 4. To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.



The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders dated April 29, 1999; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the fiscal year ended January 30, 1999 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.




Signature(s)________________________________________  Dated______________, 1999

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be signed by the President or Vice President or the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full titles.

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